Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HealthTronics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31820, 333-43412, 333-68292, 333-104403, 333-120430, 333-126301 and 333-135100) on Form S-8 and (Nos. 333-106867,333-114221) on Form S-3 of HealthTronics, Inc. of our report dated April 13, 2006, except as to Note L, 2005 information related to Specialty Vehicles and Manufacturing, CryoSurgery, Rocky Mountain Prostrate Thermotherapies, and HIFU discontinued operations, which is as of March 12, 2007, with respect to consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of HealthTroncis, Inc.

/s/ KPMG
Ausitn, Texas
March 10, 2008